Exhibit 99.1
Hercules Offshore Announces Officer Appointments and Second Quarter 2011 Update
HOUSTON, May 16, 2011 — Hercules Offshore, Inc. (Nasdaq: HERO) announces officer appointments and provides update on second quarter 2011 activities.
Officer Appointments
Craig M. Muirhead has been appointed to the position of Vice President and Treasurer. Mr. Muirhead joined the company in January 2007 as a Corporate Finance Analyst and most recently served as Assistant Treasurer. Prior to joining Hercules Offshore, he served in various finance positions at Cameron International. He holds a Bachelors of Arts degree in Mathematical Economic Analysis from Rice University and a Masters of Business Administration from The University of Texas at Austin.
At the same time, Kimberly A. Riddle was named as Vice President Human Resources. Ms. Riddle will replace Lisa W. Rodriguez, who announced her retirement from the Company in April 2011. Ms. Riddle has been with the Company since March 2008, and served in Human Resources as the Compensation Manager. Prior to joining Hercules Offshore, Ms. Riddle served as a Human Capital Consultant at Deloitte Consulting and has over 20 years of experience in human resources, specializing in compensation management. She holds a Bachelors of Arts degree in Journalism from the University of Houston.
Second Quarter 2011 Updates
On May 13, 2011, the Company and its wholly owned subsidiary, Delta Towing LLC (“Delta Towing”), entered into an asset purchase agreement with Crosby Marine Transportation, LLC (“Crosby Marine”), by which Delta Towing sold to Crosby Marine, and Crosby Marine acquired from Delta Towing, substantially all of Delta Towing’s assets and certain liabilities for aggregate consideration of $30 million in cash. In addition, the Company retained the working capital of the business, which was valued at approximately $6.3 million, as of April 30, 2011. As a result of this sale, the Company expects to record a non-cash impairment charge of approximately $13 million during the second quarter of 2011 related to the write-down of the Delta assets included in the sale to fair value less costs to sell.
On May 16, 2011, the Company, through its wholly-owned subsidiary, TODCO Mexico, Inc. initiated the permanent importation of Rig 3 and related equipment and spares into Mexico, at a net cost of approximately $8 million, which will impact second quarter 2011 financial results. Rig 3 is currently operating under a contract with PEMEX Exploración y Producción.
John T. Rynd, Chief Executive Officer and President, stated, “We are very fortunate that Craig and Kim have moved into their new roles at Hercules Offshore. They have been valuable assets to the Company and we look forward to the continued contributions and leadership they will bring to our organization.”
“We have continued to seek opportunities to divest of non-core assets and I am pleased that we have completed the sale of the Delta Towing assets. Crosby Marine is a premium operator and we look forward to working with them in the future. Furthermore, we believe the permanent importation of Rig 3 into Mexico will allow us the opportunity to participate in multi-year contracting opportunities.”
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 50 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, and one platform rig. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including activity levels, the terms of our contracts and factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at http://www.sec.gov or the Company’s website at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Hercules Offshore, Inc.
CONTACT:
Craig Muirhead
Vice President and Treasurer
713-350-8346